Exhibit (iv)

CONSENT

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the caption “Validity of Securities” in the Prospectus or Prospectus Supplement of the Republic of Portugal included in this Registration Statement filed by the Republic of Portugal with the Securities and Exchange Commission of the United States.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/S/ ABREU & MARQUES, VINHAS & ASSOCIADOS
Abreu & Marques, Vinhas & Associados

Lisbon, Portugal

Dated: November 24, 2004

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